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EXHIBIT 10.6

[SCOTTSDALE INSURANCE COMPANY LETTERHEAD]

December 27, 1999

Ms. Lorraine Johnson, Esq.
Senior Legal Counsel
California Department of Insurance
45 Fremont St.
San Francisco, CA 94105

Re:    Veterinary Pet Services, Inc.—Form A

Dear Lorraine:

        As part of our commitment to the California Department regarding our acquisition of controlling interest in Veterinary Pet Services, Inc., we are committing to maintaining the required capital and surplus of Veterinary Pet Insurance Company, in accordance with the statutory requirements of the California Insurance Department.

        It is our intent to achieve this via renegotiation of the Reinsurance Agreement between Scottsdale Insurance Company and Veterinary Pet Insurance Company. The outcome of this renegotiated Agreement would be to reduce the amount of premium ceded from Scottsdale Insurance Company to Veterinary Pet Insurance Company and to also ensure that the impact of this Reinsurance Agreement on Veterinary Pet Insurance Company's surplus is minimized. Additionally, steps will continue to be made regarding the adequacy of rates of Veterinary Pet Insurance Company and the business produced through National Casualty Company. We believe that these steps will continue to ensure that Veterinary Pet Insurance Company statutory surplus will be in excess of the $2,000,000 minimum statutory limit.

        We will complete our analysis and the revision to the Reinsurance Agreement in the year 2000.

        If you have any additional questions, please feel free to contact us.

Very truly yours,
/s/ MICHAEL D. MILLER Vice President Finance/Systems & Treasurer
MDM:lml cc: M. Hartman

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  EXHIBIT 10.6